EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated October 29, 2013, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Third Quarter 2013 Earnings
October 29, 2013, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended September 30, 2013 (“2013 Quarter”). Total revenue for the 2013 Quarter increased to $49.8 million from $47.4 million for the quarter ended September 30, 2012 (“2012 Quarter”). Operating income, which is net income before the impact of acquisition related costs, change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, increased to $12.1 million for the 2013 Quarter from $8.2 million for the 2012 Quarter.
Net income attributable to common stockholders was $6.2 million ($0.30 per diluted share) for the 2013 Quarter compared to $4.2 million ($0.21 per diluted share) for the 2012 Quarter. The increase in net income attributable to common stockholders for the 2013 Quarter was primarily the result of (a) increased property operating income ($2.1 million), (b) lower predevelopment expenses related to Van Ness Square ($1.8 million) and (c) lower interest expense ($0.6 million) partially offset by (d) lower gain on sale of property ($1.1 million), (e) higher noncontrolling interest ($0.7 million) and (f) loss on early extinguishment of debt ($0.5 million).
Same property revenue increased 5.1% and same property operating income increased 5.1% for the 2013 Quarter compared to the 2012 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income increased 3.8% and mixed-use same property operating income increased 9.4%. The leasing of office space at Clarendon Center was the primary contributor of improved mixed-use property operating income.
For the nine months ended September 30, 2013 (“2013 Period”), total revenue increased to $147.8 million from $141.8 million for the nine months ended September 30, 2012 (“2012 Period”). Operating income decreased to $23.2 million for the 2013 Period from $27.1 million for the 2012 Period. Operating income for the 2013 Period was adversely impacted by $8.0 million of additional depreciation expense and $1.8 million of higher predevelopment expenses, both of which are related to the Company’s activities at Van Ness Square, partially offset by $5.5 million of increased property operating income. Without the expenses related to the Van Ness Square redevelopment activities, operating income for the 2013 Period would have been $34.8 million or $5.8 million more than the 2012 Period.
Net income attributable to common stockholders was $5.0 million ($0.24 per diluted share) for the 2013 Period compared to net income of $12.5 million ($0.64 per diluted share) for the 2012 Period. Net income attributable to common stockholders for the 2013 Period was adversely impacted primarily by (a) increased depreciation and predevelopment expenses related to Van Ness Square ($9.8 million) and (b) a charge against common equity resulting from the redemption of preferred stock ($5.2 million) partially offset by (c) increased property operating income ($5.5 million) and (d) lower noncontrolling interest ($2.7 million). Excluding the impact of Van Ness Square and the preferred stock redemption, as adjusted for noncontrolling interests, net income attributable to common stockholders would have been approximately $17.6 million or $3.6 million more than the 2012 Period.
Same property revenue increased 4.2% and same property operating income increased 4.4% for the 2013 Period compared to the 2012 Period. Shopping center same property operating income increased 3.7% and mixed-use same property operating income increased 6.7%. Shopping center operating income benefited primarily from improved leasing, the most significant of which was approximately 126,000 square feet of anchor-tenant space which was vacant during the 2012 Period. The leasing of Clarendon Center office space was the primary contributor to improved mixed-use property operating income.

www.SaulCenters.com

As of September 30, 2013, 94.2% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center), compared to 91.6% at September 30, 2012. On a same property basis, 94.3% of the portfolio was leased at September 30, 2013, compared to 92.7% at September 30, 2012. As of September 30, 2013, the apartments at Clarendon Center were 98.4% leased compared to 100% as of September 30, 2012.
Funds from operations ("FFO") available to common shareholders (after deducting preferred stock dividends) increased 28.9% to $18.8 million ($0.69 per diluted share) in the 2013 Quarter from $14.6 million ($0.55 per diluted share) in the 2012 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The increase in FFO available to common shareholders for the 2013 Quarter was primarily due to (a) increased property operating income ($2.1 million), (b) lower predevelopment expenses ($1.8 million) and (c) lower interest expense ($0.6 million).
FFO available to common shareholders (after deducting preferred stock dividends and the impact of preferred stock redemptions) increased 1.1% to $46.0 million ($1.69 per diluted share) in the 2013 Period from $45.5 million ($1.71 per diluted share) in the 2012 Period. FFO available to common shareholders for the 2013 Period increased primarily due to (a) improved overall property operating income ($5.5 million) and (b) lower interest expense and amortization of deferred debt costs ($2.4 million) partially offset by (c) the redemption of preferred stock ($5.2 million) and (d) increased predevelopment expenses ($1.8 million). Excluding the impact of predevelopment expenses and the preferred stock redemption, FFO available to common shareholders would have been approximately $54.8 million or $7.5 million more than the 2012 Period.
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 59 community and neighborhood shopping center and mixed-use properties totaling 9.3 million square feet of leasable area. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Real estate investments
Land	$353,958	$353,890
Buildings and equipment	1,122,786	1,109,911
Construction in progress	7,232	2,267
	1,483,976	1,466,068
Accumulated depreciation	(386,839)	(353,305)
	1,097,137	1,112,763
Cash and cash equivalents	11,696	12,133
Accounts receivable and accrued income, net	44,528	41,406
Deferred leasing costs, net	25,673	26,102
Prepaid expenses, net	7,439	3,895
Deferred debt costs, net	8,244	7,713
Other assets	4,455	3,297
Total assets	$1,199,172	$1,207,309

Liabilities
Mortgage notes payable	$825,420	$789,776
Revolving credit facility payable	—	38,000
Dividends and distributions payable	13,082	13,490
Accounts payable, accrued expenses and other liabilities	21,999	27,434
Deferred income	30,072	31,320
Total liabilities	890,573	900,020

Stockholders’ equity
Preferred stock	180,000	179,328
Common stock	205	201
Additional paid-in capital	267,727	246,557
Accumulated deficit and other comprehensive loss	(173,716)	(158,383)
Total Saul Centers, Inc. stockholders’ equity	274,216	267,703
Noncontrolling interest	34,383	39,586
Total stockholders’ equity	308,599	307,289
Total liabilities and stockholders’ equity	$1,199,172	$1,207,309

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue	(unaudited)		(unaudited)
Base rent	$40,110	$38,334	$119,403	$113,862
Expense recoveries	7,848	7,564	22,925	22,706
Percentage rent	215	250	1,153	1,109
Other	1,583	1,297	4,270	4,129
Total revenue	49,756	47,445	147,751	141,806
Operating expenses
Property operating expenses	6,106	5,877	18,096	17,532
Provision for credit losses	191	168	740	761
Real estate taxes	5,610	5,535	16,806	16,897
Interest expense and amortization of deferred debt costs	11,738	12,322	35,164	37,609
Depreciation and amortization of deferred leasing costs	10,492	10,237	39,316	29,744
General and administrative	3,501	3,272	10,830	10,303
Predevelopment expenses	60	1,870	3,642	1,870
Total operating expenses	37,698	39,281	124,594	114,716
Operating income	12,058	8,164	23,157	27,090
Acquisition related costs	(99)	—	(99)	—
Change in fair value of derivatives	46	17	107	(2)
Loss on early extinguishment of debt	(497)	—	(497)	—
Gain on sale of property	—	1,057	—	1,057
Gain on casualty settlement	—	219	—	219
Income from continuing operations	11,508	9,457	22,668	28,364
Discontinued operations	—	(53)	—	(45)
Net Income	11,508	9,404	22,668	28,319
Income attributable to noncontrolling interests	(2,110)	(1,456)	(1,692)	(4,428)
Net income attributable to Saul Centers, Inc.	9,398	7,948	20,976	23,891
Preferred stock redemption	—	—	(5,228)	—
Preferred stock dividends	(3,206)	(3,785)	(10,777)	(11,355)
Net income attributable to common stockholders	$6,192	$4,163	$4,971	$12,536
Per share net income attributable to common stockholders
Diluted	$0.30	$0.21	$0.24	$0.64

Weighted Average Common Stock:
Common stock	20,452	19,721	20,300	19,561
Effect of dilutive options	33	63	29	51
Diluted weighted average common stock	20,485	19,784	20,329	19,612

Reconciliation of net income to FFO attributable to common shareholders (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2013	2012	2013	2012
Net income	$11,508	$9,404	$22,668	$28,319
Subtract:
Gain on sale of property	—	(1,057)	—	(1,057)
Gain on casualty settlement	—	(219)	—	(219)
Add:
Real estate depreciation-discontinued operations	—	—	—	51
Real estate depreciation and amortization	10,492	10,237	39,316	29,744
FFO	22,000	18,365	61,984	56,838
Subtract:
Preferred stock dividends	(3,206)	(3,785)	(10,777)	(11,355)
Preferred stock redemption	—	—	(5,228)	—
FFO available to common shareholders	$18,794	$14,580	$45,979	$45,483
Weighted average shares:
Diluted weighted average common stock	20,485	19,784	20,329	19,612
Convertible limited partnership units	6,914	6,914	6,914	6,914
Average shares and units used to compute FFO per share	27,399	26,698	27,243	26,526
FFO per share available to common shareholders	$0.69	$0.55	$1.69	$1.71

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2013	2012	2013	2012
Net income	$11,508	$9,404	$22,668	$28,319
Add: Interest expense and amortization of deferred debt costs	11,738	12,322	35,164	37,609
Add: Interest expense - discontinued operations	—	—	—	51
Add: Depreciation and amortization of deferred leasing costs	10,492	10,237	39,316	29,744
Add: Real property depreciation - discontinued operations	—	31	—	72
Add: Loss on early extinguishment of debt	497	—	497	—
Add: General and administrative	3,501	3,272	10,830	10,303
Add: Predevelopment expenses	60	1,870	3,642	1,870
Add: Acquisition related costs	99	—	99	—
Add (Less): Change in fair value of derivatives	(46)	(17)	(107)	2
Less: Gains on property dispositions	—	(1,276)	—	(1,276)
Less: Interest income	(13)	(60)	(57)	(108)
Property operating income	37,836	35,783	112,052	106,586
Less: Acquisitions, dispositions & development property	(561)	(334)	(2,012)	(1,222)
Total same property operating income	$37,275	$35,449	$110,040	$105,364

Shopping centers	$27,887	$26,865	$82,823	$79,850
Mixed-Use properties	9,388	8,584	27,217	25,514
Total same property operating income	$37,275	$35,449	$110,040	$105,364